Exhibit 99.1

FOR IMMEDIATE RELEASE

CHICAGO PIZZA & BREWERY, INC. REPORTS A $968,000 PROFIT FOR THE THIRD QUARTER OF 2003, AND A 40.5% INCREASE IN REVENUES.

Huntington Beach, CA November 4, 2003 – Chicago Pizza & Brewery, Inc. (NASDAQ: CHGO) released results for the third quarter ended September 28, 2003.

Highlights for the third quarter of 2003 relative to the same quarter last year were as follows:

•	Revenues increased approximately 40.5% to $26.7 million versus $19.0 million

•	Comparable sales for BJ’s Restaurants increased approximately 3.4%

•	Net income increased 133.8% to $968,000 versus $414,000

•	Diluted earnings per share increased to $0.05 compared to $0.02

Revenues increased 40.5% to $26.7 million in the third quarter of 2003, from $19.0 million in the third quarter of 2002. The $7.7 million increase is primarily the result of new restaurant openings in Westlake, CA (August 2002), Oxnard, CA (September 2002), Lewisville, TX (November 2002), Cupertino, CA (December 2002), Clear Lake, TX (January 2003), Addison, TX (May 2003) and Cerritos, CA (July 2003). Also contributing to revenue growth was an increase in BJ’s same store sales of 3.4% for stores opened greater than eighteen months. These increases were partially offset by lower revenues due to the closure of the Pietro’s Portland, Oregon restaurant (Lombard Street) on December 31, 2002, and the BJ’s Portland, Oregon restaurant (Stark Street) on June 15, 2003.

Net income increased 133.8% to $968,000, or $0.05 per share (basic) and $0.05 per share (diluted), in the third quarter of 2003, compared to $414,000, or $0.02 per share (basic & diluted), in the third quarter of 2002.

Revenues increased 38.9% to $76.0 million for the nine periods ended September 28, 2003, from $54.7 million for the nine periods ended September 29, 2002. The $21.3 million increase is primarily the result of new restaurant openings in Westlake, CA (August 2002), Oxnard, CA (September 2002), Lewisville, TX (November 2002), Cupertino, CA (December 2002), Clear Lake, TX (January 2003) Addison, TX (May 2003), and Cerritos, CA (July 2003). Also contributing to revenue growth was an increase in same store sales of 2.7% for BJ’s Restaurants opened greater than eighteen months. These increases were partially offset by lower revenues due to the closure of the Pietro’s Eugene, Oregon restaurant in February 2002, the Pietro’s Portland, Oregon restaurant (Lombard Street) on December 31, 2002, and our BJ’s Portland, Oregon restaurant (Stark Street) on June 15, 2003.

Net income increased 38.1% to $2.9 million, or $0.15 per share (basic) and $0.14 per share (diluted), for the nine periods ended September 28, 2003, compared to $2.1 million, or $0.12 per share (basic) and $0.11 (diluted), for the nine periods ended September 29, 2002.

Chicago Pizza & Brewery, Inc. operates 32 casual dining restaurants, some of which incorporate brewpubs. Twenty-one of the restaurants are located in California, with additional locations in Boulder, Colorado, Chandler, Arizona, Lewisville, Texas (Dallas), Clear Lake, Texas (Houston) and Addison, Texas (Dallas). In addition, the Company operates six restaurants in Oregon, three of which are Pietro’s, and has a licensing interest in a BJ’s restaurant in Lahaina, Maui. BJ’s restaurants feature BJ’s award-winning, signature deep-dish pizza, BJ’s own hand-crafted beers as well as a wide selection of appetizers, entrees, pastas, sandwiches, specialty salads and deserts. Visit Chicago Pizza & Brewery, Inc. on the web at http://www.bjsbrewhouse.com.

The information presented herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbors created thereby. The Company’s actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, without limitation, those factors discussed herein and in the Company’s annual report as reported on Form 10-K as of December 29, 2002 and for the year then ended including, without limitation: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) marketing and other limitations as a result of the Company’s historic concentration in Southern California, (iv) restaurant and brewery industry competition, (v) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (vi) increase in food costs and wages, including without limitation the increase in minimum wage in California, (vii) consumer trends, (viii) potential uninsured losses and liabilities, (ix) increasing insurance costs, (x) trademark and servicemark risks, (xi) government regulations, (xii) licensing costs, and (xiii) other general economic and regulatory conditions and requirements.

Further information concerning the Company’s results of operations for the third quarter of 2003 will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by November 12, 2003.

In addition, the supplemental information is provided to investors to help gauge the Company’s performance and is not indicative of future results.

For further information, please contact Robert Curran of Chicago Pizza & Brewery, Inc. (714) 848-3747, ext. 260.

Selected Unaudited Consolidated Financial Data

(In thousands except for per share data)

	For the Thirteen Weeks Ended				For the Nine Months Ended
Statement of Income Data:	September 28, 2003		September 29, 2002		September 28, 2003		September 29, 2002
Revenues	$26,744	100.0%	$19,046	100.0%	$75,951	100.0%	$54,713	100.0%
Costs and expenses:
Cost of sales	7,127	26.6	4,727	24.8	20,149	26.5	13,824	25.3
Labor and benefits	9,383	35.1	6,901	36.2	27,009	35.6	19,857	36.3
Occupancy	2,045	7.6	1,422	7.5	5,660	7.5	4,241	7.8
Operating expenses	3,161	11.8	2,299	12.1	8,716	11.5	6,076	11.1
General and administrative	2,203	8.2	1,993	10.5	6,555	8.6	5,336	9.8
Depreciation and amortization	993	3.7	657	3.4	2,870	3.8	1,831	3.3
Restaurant opening expense	526	2.0	700	3.7	1,229	1.6	821	1.5

Total cost and expenses	25,438	95.0	18,699	98.2	72,188	95.1	51,986	95.1

Income from operations	1,306	5.0	347	1.8	3,763	4.9	2,727	4.9

Other income:
Interest income, net	84	0.3	154	0.8	277	0.4	159	0.3
Other income, net	95	0.4	122	0.6	377	0.5	268	0.5

Total other income	179	0.7	276	1.4	654	0.9	427	0.8

Income before income tax expense	1,485	5.7	623	3.2	4,417	5.8	3,154	5.7

Income tax expense	517	1.9	209	1.1	1,543	2.0	1,094	2.0

Net income	$968	3.8%	$414	2.1%	$2,874	3.8%	$2,060	3.7%

Net income per share:
Basic	$0.05		$0.02		$0.15		$0.12
Diluted	$0.05		$0.02		$0.14		$0.11

Weighted average number of shares outstanding:
Basic	19,400		18,745		19,400		16,593

Diluted	20,566		19,788		20,389		18,360

Selected Balance Sheet Information

(Dollars in thousands)

Balance Sheet Data (end of period):	September 28, (Unaudited)	December 29, 2002

Cash , cash equivalents and short-term investments	$27,314	$32,734

Total assets	$79,275	$77,849

Total long-term debt, including current portion	$267	$561

Shareholders’ equity	$69,994	$66,616